Exhibit 10.2

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (this “Second Amendment”) is entered into on March 22, 2024 (the “Second Amendment Effective Date”), by and between Open Lending Corporation, a Delaware corporation (the “Company”), and Charles D. Jehl (the “Executive” and, together with the Company, the “Parties”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Employment Agreement.

RECITALS

WHEREAS, the Executive currently serves as the Chief Financial Officer and Treasurer of the Company pursuant to the Employment Agreement, dated as of August 28, 2020 and as first amended effective as of November 5, 2020, by and between the Company and the Executive (collectively, the “Employment Agreement”);

WHEREAS, the Company and the Executive each desire to enter into this Second Amendment to set forth their agreement as to the terms of his employment in connection with his appointment to the position of Chief Operating Officer of the Company and Interim Chief Executive Officer of the Company, in addition to continuing to serve as Chief Financial Officer and Treasurer of the Company;

WHEREAS, the Parties intend that the Executive shall serve as the Company’s Interim Chief Executive Officer until a successor Chief Executive Officer of the Company is appointed; and

WHEREAS, the Parties desire to amend the Employment Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Parties agree that, effective as of the Second Amendment Effective Date, the Employment Agreement is hereby amended as follows, with terms used but not defined in the Employment Agreement having the meanings assigned to them in this Second Amendment:

1.	Section 1 (“Employment”) part (b) of the Employment Agreement is hereby deleted in its entirety and replaced as follows:

(b) Position and Duties. During the Term, the Executive shall serve as the Chief Financial Officer, Treasurer and Chief Operating Officer of the Company, and shall have such powers and duties as may from time to time be prescribed by the Board of Directors of the Company (the “Board”) or Chief Executive Officer of the Company (the “CEO”), as applicable, or another authorized executive, provided that such duties are consistent with the Executive’s position or other positions that the Executive may hold from time to time. For the period beginning on the Second Amendment Effective Date and ending on such date as the Board appoints a successor Chief Executive Officer of the Company (the “Interim Period”), the Executive shall serve as the Interim Chief Executive Officer of the Company, and shall have such powers and duties as may from time to time be prescribed by the Board. For the avoidance of doubt, the Executive shall not be entitled to Good Reason termination pursuant to Section 3(e) of this Agreement upon the expiration of the Interim Period. The Executive shall devote the Executive’s full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may serve on other boards of directors, with the prior written approval of the Board, or engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Board and do not materially interfere with the Executive’s performance of the Executive’s duties or obligations to the Company (whether under this Agreement, the Restrictive Covenant, any other agreement, applicable law or otherwise). To the extent applicable, the Executive shall be deemed to have resigned from all officer and board members positions that the Executive holds with the Company or any or its respective subsidiaries and affiliates upon the termination of the Executive’s employment for any reason and by which ever party. The Executive shall execute any documents in reasonable form as may be requested by the Company to confirm or effectuate any such resignations.

2.	Section 2(a) (“Base Salary”) of the Employment Agreement is hereby amended by replacing $375,000 with $500,000.

3.	Section 2(b) (“Incentive Compensation”) of the Employment Agreement is hereby deleted in its entirety and replaced as follows:

(b) Incentive Compensation. During the Term, the Executive shall be eligible to receive cash incentive compensation as determined by the Board or the Compensation Committee in its discretion. Commencing on the Second Amendment Effective Date (and including the 2024 fiscal year), the Executive’s target annual incentive compensation shall be one hundred percent (100%) of the Executive’s Base Salary (the “Target Incentive Compensation”). The actual amount of the Executive’s annual incentive compensation, if any, shall be determined in the sole discretion of the Board or the Compensation Committee, subject to the terms of any applicable incentive compensation plan that may be in effect from time to time. Except as otherwise provided herein or in any applicable incentive compensation plan, to earn any incentive compensation in respect of a given calendar year, the Executive must be employed by the Company in good standing on the day such incentive compensation is paid. Subject to the foregoing, annual incentive compensation in respect of a given calendar year shall be paid to the Executive no later than March 15 of the year following the year to which such annual incentive compensation relates.

4.	Section 2(f) of the Employment Agreement is hereby deleted in its entirety and replaced as follows:

(f) Long-Term Incentive Compensation. During the Term, the Executive shall be eligible for long-term incentive awards commensurate with the Executive’s position and performance, in the discretion of the Board or the Compensation Committee (each such award, a “LTI Award”). Commencing on the Second Amendment Effective Date (and including the 2024 fiscal year), the Executive’s annual long-term incentive target award amount shall be $2,000,000, which target shall be subject to increase (but not decrease) from time to time as determined by the Board or the Compensation Committee in its discretion. Subject to the approval of the Board or the Compensation Committee, the Company shall grant such LTI Award to the Executive in the form of restricted stock units, of which (a) 40% shall vest ratably over four (4) years from the grant date (“Time-Based RSUs”), and (b) 60% shall vest subject to the achievement of certain performance criteria over a 3-year performance period (“Performance-Based RSUs”), as determined by the Board or the Compensation Committee in its discretion; provided, that, for LTI Awards granted following the 2024 fiscal year, the Board or the Compensation Committee shall be permitted to adjust the relative mix of Time-Based RSUs and Performance-Based RSUs. The Time-Based RSUs and Performance-Based RSUs shall be subject to the provisions of the Company’s 2020 Stock Option and Incentive Plan (the “Plan”) and the applicable restricted stock unit agreements (each, a “RSU Agreement”), including but not limited to the vesting schedule or conditions (including any applicable performance metrics), acceleration provisions and employment termination provisions of the Plan and the RSU Agreement. The Plan and the RSU Agreement(s) are referred collectively to as the “Equity Documents.” The size, type, and terms of any future LTI Award shall be determined by the Board or the Compensation Committee in its discretion.

5.	The Employment Agreement is hereby amended to add the following as Section 2(g) of the Employment Agreement:

(g) Transition RSUs. Subject to the approval of the Compensation Committee, the Executive shall be granted a one-time award of restricted stock units (the “Transition RSUs”) with a grant date value of $2,000,000, which shall vest ratably over four (4) years from the grant date. The RSUs shall be subject to the provisions of the Equity Documents; provided, that notwithstanding any provision of the Plan, the Equity Documents or this Agreement to the contrary, the Transition RSUs shall accelerate and vest upon the (i) Executive’s termination of employment by the Company without Cause, (ii) Executive’s death or Disability, or (iii) Executive’s termination of employment with the Company for Good Reason, and shall be settled in accordance with the terms of the applicable Equity Documents.

6.	The Employment Agreement is hereby amended to add the following as Section 2(h) of the Employment Agreement:

(h) Cash Transition Bonus. The Company shall grant a cash transition bonus in the amount of $500,000, which shall be payable within ten (10) business days of the Second Amendment Effective Date (the “Transition Bonus”). If Executive’s employment with the Company terminates due to Executive’s resignation or by the Company for Cause within the twelve (12) month period following the Second Amendment Effective Date, the Executive agrees to repay the entire portion of the Transition Bonus to the Company (calculated on an after-tax basis) no later than ten (10) business days following such termination of employment. The repayment obligation under this Section 2(h) shall lapse upon the earlier of (i) the twelve (12) month anniversary of the Second Amendment Effective Date, (ii) the Executive’s termination by the Company without Cause, (iii) the Executive’s death or Disability or (iv) on or following the occurrence of Change in Control, Executive’s termination of employment for Good Reason.

7.

Except as amended hereby, the Employment Agreement shall remain in full effect in accordance with its terms and is hereby ratified and confirmed in all respects. This Second Amendment shall be governed by and construed and enforced in accordance with the laws of the State of Texas without regard to conflicts of laws principles. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Fifth Circuit. This Second Amendment may be executed in several counterparts, each of which is an original and all of which shall constitute one instrument.

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IN WITNESS WHEREOF, the Parties have executed this Second Amendment as of the date and year first above written.

OPEN LENDING CORPORATION

By:	/s/ Jessica Buss
Its:	Chair of the Board of Directors

EXECUTIVE

/s/ Charles D. Jehl
Charles D. Jehl

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